PROMISSORY NOTE

On this date of November __, 2009, in return for valuable consideration received, the undersigned borrower[s] jointly and severally promise to pay to Bob Joyner, the "Lender", the sum of $187,700.00 US Dollars, together with interest thereon at the rate of 9.0% percent per annum.

Terms of Repayment: This loan shall be repaid under the following terms: The Promissory Note will accrue interest at a rate of Nine Percent (9%) per annum and will amortize with a principal and interest payment at the First Anniversary Date of the Transaction of Twenty-Five Percent (25%) of the Promissory Note plus accrued interest, a principal and interest payment at the Second Anniversary Date of the Transaction of Twenty-Five Percent (25%) of the Promissory Note plus accrued interest and a Final Payment of the Outstanding Balance of the Promissory Note plus any unpaid interest on the Third Anniversary Date of the Transaction.. All payments shall be first applied to interest and the balance to principal. The Promissory’s Note carries a cumulative claw-back feature (the “Claw Back”) for the term of the Promissory’s Note.  The Claw Back provides the Purchaser down-side protection against the Promissory not meeting pre-determined financial targets and is summarized as follows:

a.	The Purchaser and Promissory shall agree on projected annual financial targets (“Annual Target”).

b.	The Claw Back does not apply in the first year following Closing.

c.	The Claw Back is applied at the second anniversary following Closing.

d.	The scheduled principal payment is proportionally reduced by the percentage that actual financial results for the year are less than the appropriate Annual Target.

e.
The cumulative nature of the Claw Back feature will apply only during the respective year in which the pre-determined financial targets were not met and cannot be applied to previous years in which the financial targets were met and the full scheduled principal payment was paid.

Example of Claw Back

$625,000  Scheduled principal payment at 3rd anniversary following Closing

$1,121,380  Annual Target EBITDA at 3rd anniversary following Closing

$1,000,000  Actual EBITDA at 3rd anniversary following Closing

$557,349  Actual principal payment at 3rd anniversary following Closing

$557,349 = ($1,000,000/$1,121,380) * $625,000 scheduled payment

Late Fees: In the event that a payment due under this Note is not made within ten (10) days of the time set forth herein, the Borrower shall pay an additional late fee in the amount of 2.0% percent of said payment.

Place of Payment - all payments due under this note shall be made at 2295 Towne Lake Pkwy., Suite 116 PMB 305, Woodstock, Georgia, 30189, or at such other place as the holder of this Note may designate in writing.

Prepayment - This Note may be prepaid in whole or in part at any time without premium or penalty. All prepayments shall first be applied to interest, and then to principal payments in the order of their maturity. The Borrower will be required to make prepayments as additional fundings, either debt or equity, are procured such that the entire debt would be paid upon a cumulative additional fundings of $5 million US Dollars.

Default - In the event of default, the borrower[s] agree to pay all costs and expenses incurred by the Lender, including all reasonable attorney fees (including both hourly and contingent attorney fees as permitted by law) for the collection of this Note upon default, and including reasonable collection charges (including, where consistent with industry practices, a collection charge set as a percentage of the outstanding balance of this Note) should collection be referred to a collection agency. The Borrower will have 30 days to cure any default.

Acceleration of Debt - In the event that the borrower[s] fail to make any payment due under the terms of this Note, or breach any condition relating to any security, security agreement, note, mortgage or lien granted as collateral security for this Note, seeks relief under the Bankruptcy Code, or suffers an involuntary petition in bankruptcy or receivership not vacated within thirty (30) days, the entire balance of this Note and any interest accrued thereon shall be immediately due and payable to the holder of this Note. A breach of the Promissory Note shall be a breach of any active employment agreement between the Borrower and Lender.

Joint and Several Liability - All borrowers identified in this Note shall be jointly and severally liable for any debts secured by this Note.

Modification - No modification or waiver of any of the terms of this Agreement shall be allowed unless by written agreement signed by both parties. No waiver of any breach or default hereunder shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

Transfer of the Note - The borrowers hereby waive any notice of the transfer of this Note by the Lender or by any subsequent holder of this Note, agree to remain bound by the terms of this Note subsequent to any transfer, and agree that the terms of this Note may be fully enforced by any subsequent holder of this Note. The Transfer of the Note would preclude any claim of Breach of the Employment Agreement.

Severability of Provisions - In the event that any portion of this Note is deemed unenforceable, all other provisions of this Note shall remain in full force and effect.

Choice of Law - All terms and conditions of this Note shall be interpreted under the laws of State of Georgia.

Signed Under Penalty of Perjury, this __ day of _____________, 2009,

Borrower(s)

Signed in the presence of:

Witness